   As filed with the Securities and Exchange Commission on February 2, 1996
                                                       Registration No.
============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           ------------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                           ------------------------

                             PACIFIC TELESIS GROUP

A Nevada corporation                         I.R.S.Employer No. 94-2919931

                               130 Kearny Street
                        San Francisco, California 94108
                        Telephone Number (415) 394-3000
                            ----------------------

                             PACIFIC TELESIS GROUP
                   SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN
                            FOR SALARIED EMPLOYEES

                            ----------------------

                               Agent for Service

                              William E. Downing
                           Executive Vice President
                     Chief Financial Officer and Treasurer
                             Pacific Telesis Group
                               130 Kearny Street
                        San Francisco, California 94108
                        Telephone Number (415) 394-3000

                            ----------------------

                 Please send copies of all communications to:

                        Duane G. Henry, Senior Counsel
                           Jamie E. Chung, Attorney
                          Pacific Telesis Legal Group
                               130 Kearny Street
                        San Francisco, California 94108

                             ---------------------






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

                        CALCULATION OF REGISTRATION FEE
===========================================================================
                                   Proposed      Proposed
 Title of                           maximum      maximum
Securities          Amount         offering     aggregate      Amount of
   to be            to be            price       offering     registration
registered      registered(1)    per share(2)    price(2)        fee(2)
---------------------------------------------------------------------------
Pacific Telesis
Group Common
Stock-par value
$.10 per share(3) 10,400,000      $28.75     $178,250,000.00   $61,465.52
===========================================================================

(1) Represents the estimated number of shares that may be acquired by the Trustee under the Pacific Telesis Group Supplemental Retirement and
     Savings Plan for Salaried Employees (the "Plan") and under the related leveraged employee stock ownership plan ("LESOP"). Pursuant to Rule 416(a), this registration statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction. Pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) Estimated in accordance with Rule 457(c) and (h), solely for purposes of calculating the registration fee, on the basis of the average of the high and low sales prices of New York Stock Exchange Composite Transactions (as reported in the Wall Street Journal) on January 26, 1996. The fee was computed based on 6,200,000 shares. An additional 4,200,000 shares registered hereby will be allocated to participants LESOP accounts by their employing company as matching shares without receipt of separate cash consideration.

(3)  Including associated Preferred Stock purchase rights.



                           -------------------------

Prospectus referred to herein also relates to Registration Statement No. 33-18128 pursuant to Rule 429.















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

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed by Pacific Telesis Group (the "Corporation") with the Securities and Exchange Commission ("SEC") and are incorporated herein by reference:

     (a) The Corporation s annual report on Form 10-K for the year ended December 31, 1994;

     (b)  The  Plan s  annual  report   on  Form  11-K  for  the   year  ended
          December 31, 1994;

     (c) The Corporation s quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995;

     (d) The Corporation s current reports on Form 8-K, dates of reports April 19, 1995, September 7, 1995, November 17, 1995 and January 4, 1996;

     (e) The description of the Corporation s Common Stock which is contained in its registration statement on Form 10 (File No. 1-8609) filed on November 16, 1983 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any subsequent amendment or report filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus or prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares and all legal matters in connection with the Plan have been passed upon for the Corporation by R. W. Odgers, Esq., its Executive Vice President, General Counsel and Secretary. As of December 31, 1995, Mr. Odgers beneficially owned or had an interest in approximately 2,182 shares of the Corporation s Common Stock. As of the same date, Mr. Odgers held options and/or stock appreciation rights with respect to 70,000 shares of the Corporation s Common Stock.








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


Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.037 of the Nevada Revised Statutes ("N.R.S.") provides that a Nevada corporation s articles may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty but may not eliminate or limit liability for acts or omissions involving intentional misconduct, fraud, a knowing violation of the law or illegal payment of dividends. The Corporation s Articles of Incorporation ("Articles") contain such a provision and therefore any lawsuits involving monetary damages would be subject to this limitation. There is no such limitation in actions for equitable relief.

With respect to lawsuits not thus limited by the Corporation s Articles, N.R.S. Section 78.751 specifies the circumstances under which a Nevada corporation may indemnify a director, officer, employee or agent. Generally, such person must have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, such person must also have had no reasonable cause to believe his or her conduct was unlawful. In any proceeding by or in the right of the corporation where there is a judgment against such person, indemnification may be made if such person acted in good faith, in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and was not found liable for negligence or misconduct in the performance of his or her duties to the corporation. However, indemnification may be had even where the person has been adjudged to be liable for negligence or misconduct in the performance of his or her duties if the court in which the action or suit was brought determines upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Where the director, officer, employee or agent successfully defends any such civil or criminal proceeding, indemnification is required.
























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


The Corporation s Articles provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a fiduciary of an employee benefit plan of the Corporation or of a wholly owned subsidiary corporation, against expenses incurred in connection with such action, suit or proceeding, including attorneys fees, judgments, fines and amounts paid in settlement, to the extent not prohibited by law, state or federal. Expenses incurred in defending any such proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking to repay such amount unless it shall be determined ultimately that the person is entitled to be indemnified thereunder. The Articles further provide that these provisions may not be repealed or amended without the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares entitled to vote thereon.

The Corporation s Articles also contain a provision authorizing the Corporation to enter into indemnity agreements (the "Indemnity Agreements") with each of the Corporation s directors and officers. The Articles state that such agreements shall provide that the Corporation shall indemnify (and advance expenses to) the indemnitee to the fullest extent permitted by applicable law, no later than 30 days after a written request has been made therefor, against all expenses, judgments, fines, penalties, excise taxes and amounts paid in settlement for claims with respect to events relating to such person s service with or for the Corporation, and that in any proceeding to enforce the obligation to indemnify such person, the Corporation shall have the burden to establish that such indemnification is prohibited; provided however, that such agreements shall exclude indemnification if a judgment or other final adjudication adverse to the indemnitee established (a) that his or her acts were committed in bad faith or were the result of deliberate dishonesty, or (b) that he or she in fact gained a financial advantage to which he or she was not legally entitled, in which event the amount of the indemnification shall be reduced by the amount of such financial advantage gained. The Corporation has entered into Indemnity Agreements with each of its directors and executive officers as provided in this Article.

The directors and officers of the Corporation are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the
"Securities Act") which might be incurred by them in such capacities and against which they cannot be indemnified by the Corporation. Subject to certain exceptions, the Indemnity Agreements obligate the Corporation to use its best efforts to purchase and maintain in effect such insurance with coverage no less favorable than that presently provided.








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



The Indemnity Agreements also provide that if the Corporation shall discontinue any of its existing policies of directors and officers liability insurance or limit the scope or the amount of the coverages thereunder, or if such policies or coverages shall become unavailable in whole or in part for any reason, then the Corporation will hold harmless and indemnify the indemnitee to the full extent of the coverage which would have been provided if such insurance had been maintained.


Item 8.   EXHIBITS.

Exhibit
Number    Description
--------  ------------

  4a Rights Agreement, dated as of September 22, 1989, between the Corporation and The First National Bank of Boston, as successor Rights Agent, which includes as Exhibit B thereto the form of Rights Certificate. (Incorporated herein by reference to Exhibits 1 and 2 to Form SE filed September 25, 1989 as part of Form 8-A, File No. 1-8609.)

  5 Opinion of R. W. Odgers, Executive Vice President, General Counsel and Secretary of the Corporation.

  15      Letter regarding unaudited interim financial information.

  23a     Consent of Coopers & Lybrand L.L.P.

  23b     Consent of R. W. Odgers (included in Exhibit 5).

  24 Powers of Attorney executed by officers and directors who signed this registration statement.






















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


Item 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period  in which offers or sales are  being
               made,  a   post-effective   amendment  to   this   registration
               statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include  any material information with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.















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



     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



























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


                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on February 2, 1996.

                                   PACIFIC TELESIS GROUP


                                   By: /s/ William E. Downing
                                   ----------------------------------
                                       William E. Downing,
                                       Executive Vice President,
                                       Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Philip J. Quigley*
-----------------------
Philip J. Quigley             Chairman of the Board,    February 2, 1996
                              President and Chief
                              Executive Officer

/s/ William E. Downing
------------------------
William E. Downing            Executive Vice President,    February 2, 1996
                              Chief Financial Officer
                              and Treasurer


------------------------
Gilbert F. Amelio             Director

/s/ William P. Clark*
------------------------
William P. Clark              Director            February 2, 1996

/s/ Herman E. Gallegos*
------------------------
Herman E. Gallegos            Director            February 2, 1996

/s/ Frank C. Herringer*
-------------------------
Frank C. Herringer            Director            February 2, 1996

/s/ Mary S. Metz*
-------------------------
Mary S. Metz                  Director            February 2, 1996


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



/s/ Lewis E. Platt*
-------------------------
Lewis E. Platt                Director            February 2, 1996

/s/ Toni Rembe*
-------------------------
Toni Rembe                    Director            February 2, 1996

/s/ S. Donley Ritchey*
-------------------------
S. Donley Ritchey             Director            February 2, 1996

/s/ Richard M. Rosenberg*
--------------------------
Richard M. Rosenberg          Director            February 2, 1996


* By: /s/ William E. Downing
------------------------------
William E. Downing, Attorney-in-fact



































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


                                  SIGNATURES

 Pursuant to the requirements of the Securities Act, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 2, 1996.



                                   PACIFIC TELESIS GROUP SUPPLEMENTAL
                                   RETIREMENT AND SAVINGS PLAN FOR
                                   SALARIED EMPLOYEES

                                   By:  Pacific Telesis Group,
                                        Plan Administrator



                                   By: /s/ William E. Downing
                                   -----------------------------------
                                      William E. Downing, Executive
                                      Vice President, Chief Financial
                                      Officer and Treasurer

































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


                                 EXHIBIT INDEX



Exhibit
Number    Description
--------  ------------

  4a Rights Agreement, dated as of September 22, 1989, between the Corporation and The First National Bank of Boston, as successor Rights Agent, which includes as Exhibit B thereto the form of Rights Certificate. (Incorporated herein by reference to Exhibits 1 and 2 to Form SE filed September 25, 1989 as part of Form 8-A, File No. 1-8609.)

  5 Opinion of R. W. Odgers, Executive Vice President, General Counsel and Secretary of the Corporation.

  15      Letter regarding unaudited interim financial information.

  23a     Consent of Coopers & Lybrand L.L.P.

  23b     Consent of R. W. Odgers (included in Exhibit 5).

  24 Powers of Attorney executed by officers and directors who signed this registration statement.






























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